SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant ☒
Filed by a Party other than the Registrant☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Pursuant to §240. 14a-12

Nextel Communications, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

      ☒ No fee required.

      ☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

Nextel Communications, Inc. 2001 Edmund Halley Drive, Reston, VA 20191 703-433-4000

April 19, 2002

To our Stockholders:

      On behalf of the board of directors of Nextel Communications, Inc., I cordially invite you to attend our annual meeting of stockholders to be held at The Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190 on Thursday, May 30, 2002 at 10:00 a.m., local time. A notice of the annual meeting, a proxy statement containing information about the matters to be acted upon at the annual meeting and a proxy card are enclosed.

      We urge you to attend our annual meeting. Your participation in the affairs of Nextel is important. Our annual meeting is an excellent opportunity for our management to discuss our progress with you in person.

      Whether in person or by proxy, it is important that your shares be represented at our annual meeting. To ensure your participation, regardless of whether you plan to attend in person, please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll-free number or visiting the website listed on the proxy card.

      We look forward to seeing you on May 30th.

Sincerely,

Timothy M. Donahue
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 30, 2002

      Notice is hereby given that the annual meeting of stockholders of Nextel Communications, Inc. will be held on May 30, 2002 at 10:00 a.m., local time at:

The Hyatt Regency Reston
1800 Presidents Street
Reston, Virginia 20190
703-709-1234

      The purpose of the meeting is to:

(1)	elect three of our directors to hold office for a three-year term ending on the date of our annual meeting of stockholders three years from now or until their respective successors have been duly elected and qualified;

(2)	ratify the appointment of Deloitte & Touche LLP as our independent auditors to audit our consolidated financial statements for fiscal year 2002; and

(3)	transact any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

      Only stockholders of record at the close of business on April 5, 2002 are entitled to receive notice of and to vote at the annual meeting and any adjournment or postponement of the annual meeting. Please vote before the annual meeting in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

      It is important that your shares be represented at the annual meeting. Whether or not you plan to attend the annual meeting, please vote using one of the methods above to ensure that your vote will be counted. Your proxy may be revoked at any time before the vote at the annual meeting by following the procedures outlined in the accompanying proxy statement.

By order of the Board of Directors,

William E. Conway, Jr.
Chairman of the Board of Directors

Reston, Virginia

April 19, 2002

NEXTEL COMMUNICATIONS, INC.
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000

PROXY STATEMENT

Annual Meeting of Stockholders

to be Held May 30, 2002

GENERAL INFORMATION

      This proxy statement is being delivered to stockholders of Nextel Communications, Inc., a Delaware corporation, as of April 5, 2002, in connection with our annual meeting of stockholders and any adjournment or postponement of the annual meeting. The annual meeting will be held at The Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia 20190, on Thursday, May 30, 2002 at 10:00 a.m., local time.

      At the annual meeting, stockholders will be asked to consider and vote upon the election of three of our directors and to ratify the appointment of Deloitte & Touche LLP as our independent auditors for fiscal year 2002.

Solicitation, Use and Revocation of Proxies

      Our board of directors solicits the accompanying proxy for use at the annual meeting. Giving your proxy means that you authorize the persons indicated on the proxy card to vote your shares at the annual meeting in the manner you direct. If you sign, date and return the enclosed proxy card but do not specify how to vote, your shares will be voted for the nominees designated below, for approval of Deloitte & Touche as our independent auditors and at the discretion of the persons indicated on the proxy card on all other matters that may properly come before the annual meeting. You may revoke your proxy at any time before it is voted at the annual meeting by:

•	voting over the telephone or Internet if eligible to do so—your latest dated vote before the annual meeting will be the vote counted;

•	delivering to our Corporate Secretary a signed notice of revocation or a new proxy card with a later date; or

•	voting in person at the annual meeting.

      Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote through the Internet or by telephone. The enclosed proxy card provides instructions for eligible stockholders. Stockholders not wishing to vote through the Internet or by telephone or whose proxy card does not mention information about Internet or telephone voting should complete and return the enclosed paper proxy card in the enclosed postage-paid envelope. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect your right to revoke your proxy or to vote in person at the annual meeting.

      Your attendance at the annual meeting by itself does not constitute revocation of your proxy. Before the annual meeting, any written notice of revocation should be sent to Nextel Communications, Inc., 2001 Edmund Halley Drive, Reston, Virginia 20191, Attention: Corporate Secretary. Any notice of revocation that is delivered at the annual meeting should be hand delivered to our Corporate Secretary before a vote is taken. You may be asked to present documents for the purpose of establishing your identity as a Nextel stockholder. This proxy statement, the accompanying proxy card and the 2001 annual report to stockholders are being mailed or otherwise distributed to you on or about April 22, 2002.

Record Date, Voting Rights and Outstanding Shares

      Our board of directors has established the close of business on April 5, 2002 as the record date for determining stockholders entitled to receive notice of and to vote on proposals at the annual meeting or any adjournment or postponement of the annual meeting. Only holders of record of our class A common stock and our class A convertible redeemable preferred stock, which we refer to as our class A preferred stock, on the record date are entitled to vote at the annual meeting.

      Holders of the class A common stock on the record date are each entitled to one vote per share on each matter voted upon at the annual meeting, except the election of the director nominated by the holder of the class A preferred stock, who we refer to as the class A preferred director. The holder of the class A preferred stock is entitled to vote its class A preferred stock as a separate class for the election of the class A preferred director, but it is not entitled to vote for the election of any other directors. The holder of the class A preferred stock on the record date is also entitled to one vote per share of class A common stock into which its shares of class A preferred stock are convertible on the record date on all other matters. As of the record date, there were 778,373,917 shares of class A common stock outstanding and 5,187,293 shares of class A preferred stock outstanding, which are convertible into 31,123,758 shares of class A common stock.

Quorum, Voting Requirements and Effect of Abstentions and Non-Votes

      A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of outstanding shares of class A common stock that are entitled to vote at the annual meeting are present in person or by proxy. At the annual meeting, inspectors of election will determine the presence of a quorum and tabulate the results of the voting by stockholders. The inspectors will treat valid proxies marked “abstain” or proxies required to be treated as “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions and non-votes with respect to any matter will have the same effect as a vote against that proposal.

      The nominees for director, other than the class A preferred director, who receive a plurality of the votes cast by the holders of the class A common stock, voting as a separate class, and the nominee for class A preferred director who receives a plurality of the votes cast by the holder of the class A preferred stock, voting as a separate class, will be elected. All other matters will require the approval of a majority of the votes cast by the holders of the class A common stock and the class A preferred stock, voting together as a single class.

ELECTION OF DIRECTORS

(Proposal No. 1)

      Our board of directors is divided into three classes of directors, with each class having a number of directors as nearly equal as possible and with the terms of each class expiring in a different year. The holder of the class A preferred stock is Digital Radio, L.L.C., an entity controlled by Mr. Craig O. McCaw. Digital Radio is entitled to elect three class A preferred directors or such greater number as is necessary to cause the total number of class A preferred directors to equal 25% of the total number of members of our board of directors. In electing these directors, the class A preferred stock votes separately as a class. The class A preferred directors are to be allocated as equally as possible among our three classes of directors. Presently, there are three class A preferred directors, including the class A preferred director nominee in the table below. The holders of the class A common stock are not entitled to vote for the class A preferred directors, and the holder of class A preferred stock is not entitled to vote those shares in the election of members of the board of directors other than the class A preferred directors.

      Digital Radio has informed us that it intends to vote all of the class A preferred stock to elect the class A preferred director nominee named in the table below. Valid proxies received will be voted, unless contrary instructions are given, to elect the other three nominees named in the table below. If any nominee declines or is unable to accept his or her nomination to serve as a director, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number of or for substitute nominees designated by our board of directors, to the extent consistent with our certificate of incorporation and our by-laws. As of the date of this proxy statement, the total number of directors, including the class A preferred directors, currently serving is ten.

      Each of the nominees for director is currently a member of our board of directors and, if elected, will hold office until the 2005 annual meeting of stockholders and until his or her respective successor is duly elected and qualified. The incumbent directors who are not standing for election at the annual meeting are to serve until the end of their respective terms as specified in the table below and until their respective successors are duly elected and qualified.

		Director
Name	Age	Since	Positions with Nextel	Committees

Nominees to Hold Office Until 2005

Timothy M. Donahue	53	1996	Chief Executive Officer, President & Director	Finance
Frank M. Drendel	57	1997	Director	Audit, Compensation & Nominating
William E. Kennard	45	2001	Director	Nominating
Dennis M. Weibling*	50	1995	Director	Audit, Compensation, Finance, Operations, & Interested Party

Directors Holding Office Until 2004

Keith J. Bane	62	1995	Director	Interested Party
V. Janet Hill	54	1999	Director	Audit, Compensation & Nominating
Craig O. McCaw*	52	1995	Director	Nominating & Operations

Directors Holding Office Until 2003

J. Timothy Bryan*	41	2001	Director	Operations
William E. Conway, Jr.	52	1997	Chairman of the Board of Directors	Audit, Compensation, Finance & Interested Party
Morgan E. O’Brien	57	1987	Vice Chairman of the Board of Directors	Operations

  *  Class A preferred director.

      Our board of directors recommends a vote “FOR” incumbent directors Timothy M. Donahue, Frank M. Drendel and William E. Kennard.

Information Concerning Nominees for Election and Incumbent Directors

      Nominees for election as directors to hold office until the 2005 annual meeting of stockholders

      TIMOTHY M. DONAHUE. Mr. Donahue has served as our Chief Executive Officer since July 1999. Mr. Donahue has served as our President since joining us in February 1996 and also served as our Chief Operating Officer from February 1996 until July 1999. Mr. Donahue has served as one of our directors since June 1996. From 1986 to January 1996, Mr. Donahue held various senior management positions with AT&T Wireless Services, Inc., including regional president for the northeast. Mr. Donahue serves as a director of NII Holdings, Inc., Nextel Partners, Inc., SpectraSite Holdings, Inc. and Eastman Kodak Company.

      FRANK M. DRENDEL. Mr. Drendel has served as one of our directors since August 1997. Mr. Drendel has served as chairman and chief executive officer of CommScope, Inc., a manufacturer of coaxial cable and supplier of high-performance electronics cables, since 1976. Mr. Drendel is also a director of Corvis Corporation, C-SPAN and the National Cable Television Association.

      WILLIAM E. KENNARD. Mr. Kennard has served as one of our directors since May 2001. Mr. Kennard has served as a managing director of The Carlyle Group, a private global investment firm, since May 2001. From 1997 until January 2001, Mr. Kennard served as chairman of the Federal Communications Commission. From 1993 until 1997, Mr. Kennard served as general counsel of the Federal Communications Commission. Mr. Kennard also serves as a director of The New York Times Company and Handspring, Inc.

      DENNIS M. WEIBLING. Mr. Weibling has served as one of our directors since July 1995. Mr. Weibling currently serves as vice chairman of Eagle River, Inc., a company formed to make strategic investments in telecommunications ventures. From 1993 until December 2001, Mr. Weibling served as president of Eagle River. Mr. Weibling currently serves as a director of NII Holdings, Nextel Partners and XO Communications, Inc.

     Directors holding office until the 2004 annual meeting of stockholders

      KEITH J. BANE. Mr. Bane has served as one of our directors since July 1995. Since May 2000, Mr. Bane has served as executive vice president and president, global strategy and corporate development of Motorola, Inc. From March 1997 until May 2000, Mr. Bane served as executive vice president and president, Americas region of Motorola. From 1973 to August 1997, Mr. Bane held various senior management positions with Motorola.

      V. JANET HILL. Mrs. Hill has served as one of our directors since November 1999. Since 1981, Mrs. Hill has been vice president of Alexander & Associates, Inc., a corporate consulting firm in Washington, D.C. Mrs. Hill also serves as a director of Wendy’s International, Inc., Progressive Insurance Company and Dean Foods, Inc.

      CRAIG O. MCCAW. Mr. McCaw has served as one of our directors since July 1995. Since 1994, Mr. McCaw has been chairman of the board of directors and chief executive officer of Eagle River. Since 1995, Mr. McCaw has been chairman of the board of directors of Digital Radio, a company formed for the purpose of making equity investments in Nextel. From 1974 to September 1994, Mr. McCaw served as chairman of the board of directors and chief executive officer of McCaw Cellular Communications, Inc., which was sold to AT&T Corp. in August 1994. Mr. McCaw currently serves as a director of XO Communications.

     Directors holding office until the 2003 annual meeting of stockholders

      J. TIMOTHY BRYAN. Mr. Bryan has served as one of our directors since September 2001. Since May 2001, Mr. Bryan has been vice president and chief financial officer of Eagle River. From July 1999 until April 2001, Mr. Bryan served as a telecommunications consultant. From 1996 until 1999, Mr. Bryan served as the president and chief financial officer of United Pan-Europe Communications N.V. and the chief financial officer of UnitedGlobalCom, Inc.

      WILLIAM E. CONWAY, JR. Mr. Conway has served as Chairman of our board of directors since February 2001 and as one of our directors since February 1997. Mr. Conway is a founder, and since 1987 has been a managing director, of The Carlyle Group. From 1984 until 1987, Mr. Conway served as senior vice president and chief financial officer of MCI Communications Corporation. Mr. Conway was a vice president of MCI from 1981 to 1984. Prior to joining MCI, Mr. Conway served in a variety of positions for almost ten years with First National Bank of Chicago in the areas of corporate finance, commercial lending, workout loans and general management. Mr. Conway currently serves as a director of NII Holdings and United Defense Industries, Inc.

      MORGAN E. O’BRIEN. Mr. O’Brien has served as one of our directors since co-founding Nextel in 1987. Since March 1996, Mr. O’Brien has served as Vice Chairman of our board of directors. From 1987 to March 1996, Mr. O’Brien served as Chairman of our board of directors. From 1987 to October 1994, Mr. O’Brien also served as our General Counsel. Mr. O’Brien currently serves as a director of Williams Communications Group, Inc.

Information Regarding Certain Directorships

      In connection with transactions with Digital Radio and Motorola, we have granted each of them the right to nominate persons for election to our board of directors. Additionally, we have agreed to limit the size of our board of directors to a maximum of sixteen members.

      The directorships of Messrs. Bryan, McCaw and Weibling, who are the current class A preferred directors, are connected with Digital Radio’s investment in Nextel. Digital Radio, as the sole holder of the class A preferred stock, is entitled to elect three directors or such greater number as is necessary to cause the total number of directors elected by the holder of the class A preferred stock to equal 25% of the total number of members of our board of directors.

      Digital Radio would no longer be entitled to elect the class A preferred directors if, as a result of a sale, transfer or other disposition, it were to hold Nextel equity securities having less than 5% of the aggregate voting power required to elect our board of directors. Digital Radio has also agreed not to vote its shares of class A common stock for the election of any nominees for director other than those endorsed by at least 80% of the members of our then current board of directors, excluding any of those members who are representatives of Digital Radio. Digital Radio has agreed to cast its votes for nominees under these circumstances in the same proportions as the votes cast by our other stockholders.

      Mr. Bane’s directorship is connected with Motorola’s investment in Nextel. Subject to specified conditions, as long as Motorola owns 5% or more of our outstanding shares of class A common stock and class B non-voting common stock, Motorola is entitled to nominate two persons for election as members of our board of directors. Motorola has elected currently to exercise this right only with respect to one nominee.

Compensation of Directors

      Directors are reimbursed for direct expenses relating to their activities as members of our board of directors. In addition, our incentive equity plan permits grants and awards to “non-affiliate directors,” as defined in that plan. Currently, the non-affiliate directors are Messrs. Conway, Drendel and Kennard and Mrs. Hill. Upon beginning each of their respective terms, each of the non-affiliate directors was granted options to purchase 10,000 shares of our class A common stock, except for Mr. Kennard who was granted options to purchase 25,000 shares of our class A common stock. In the case of Messrs. Conway and Drendel these options are fully vested. In the case of Mrs. Hill and Mr. Kennard, these options vest in three equal installments on each of the first three anniversaries of the date of grant.

      In order to attract and retain the most qualified candidates, and to align the interests of these candidates most closely with those of our stockholders, in February 2001, we granted our non-affiliate directors at that time options to purchase 25,000 shares of class A common stock. Each non-affiliate director who was a Chairperson of a committee of our board of directors at that time also was granted options to purchase 5,000 shares of class A common stock for each committee chair held. In connection with his assumption of the position of Chairman of our board of directors in February 2001, Mr. Conway was awarded options to purchase 125,000 shares of our class A common stock.

      In addition, we granted our non-affiliate directors additional options to purchase shares of class A common stock in 2001 in connection with our adoption of a stock option program that provides periodic option grants to all employees meeting a certain seniority level. This program was adopted to minimize the effect of stock market volatility and the resulting potential for “underwater” options in connection with granting options to our employees only once per year. To provide the same benefits to our non-affiliate directors, we granted options to purchase 96,000 shares to Mr. Conway, 18,000 shares to Mr. Drendel and 15,000 shares to each of Ms. Hill and Mr. Kennard. We expect to award comparable periodic grants to our non-affiliate directors in the future. All of these grants were on terms identical to those grants made to our employees at that time, except that the non-affiliate directors received grants with a three year vesting schedule, instead of a four year vesting schedule.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of beneficial ownership and reports of changes in beneficial ownership of our equity securities. Reports received by us indicate that Messrs. Conway and McCaw each failed to file on a timely basis with respect to one transaction in 2001.

      Based solely upon a review of Forms 3, Forms 4 and Forms 5 furnished to us under Rule 16a-3(e) during the fiscal year ended December 31, 2001, and written representations of our directors and executive officers that no Forms 5 were required to be filed, we believe that, except as specified in the preceding paragraph, all directors, executive officers and beneficial owners of more than 10% of our class A common stock have filed with the Securities and Exchange Commission on a timely basis all reports required to be filed under Section 16(a) of the Securities Exchange Act.

BOARD OF DIRECTORS AND BOARD COMMITTEES

      During 2001, our board of directors held seven regularly scheduled and special meetings. During 2001, all current directors attended at least 75% of the meetings of the board of directors and the committees on which they served, with the exception of Mr. Drendel, who attended 62% of the meetings held by our board of directors and the committees on which he served. In addition to attending meetings, directors also discharge their responsibilities by attending, in person or telephonically, sessions at which they are briefed about the status of particular matters, by review of our reports to directors, by visits to our facilities, and by correspondence and telephone conferences with our executive officers and others regarding matters of interest and concern to us.

      Our board of directors has standing audit, compensation, finance, nominating, operations and interested party committees. Pursuant to the terms of the securities purchase agreement entered into with Digital Radio in April 1995, each committee of our board of directors includes at least one class A preferred director as a member. All committees report their activities, actions and recommendations to our board of directors as appropriate.

Audit Committee

      Mr. Conway is the Chairman of the audit committee, and Messrs. Drendel and Weibling and Mrs. Hill are also members. The audit committee’s primary responsibilities are described in the audit committee charter that was approved by the audit committee of our board of directors. In summary, the audit committee:

•	reviews with our management significant accounting matters;

•	reviews the nature of all services performed by our external auditors, their audit examination and the basis for their compensation;

•	approves the audited financial statements; and

•	recommends to our board of directors the firm of independent auditors selected to audit our consolidated financial statements.

      The audit committee held seven meetings during 2001.

Compensation Committee

      Mr. Drendel is the Chairman of the compensation committee, and Messrs. Conway and Weibling and Mrs. Hill are also members. The compensation committee is, and is expected to remain, composed entirely of directors who are not our employees. The compensation committee:

•	recommends to our board of directors the compensation and cash bonus opportunities based on the achievement of objectives set by the compensation committee with respect to our President and Chief Executive Officer and the Vice Chairman of our board of directors;

•	administers our compensation plans for the same executives;

•	determines equity compensation for all employees;

•	reviews and approves the cash compensation and bonus objectives recommended by our President and Chief Executive Officer for our other executive officers; and

•	reviews various matters relating to employee compensation and benefits.

      The compensation committee administers and makes all ongoing determinations concerning matters relevant to our incentive equity plan, our employee stock purchase plan and our cash compensation deferral plan. The compensation committee held seven meetings during 2001 and took actions by written consent on 16 occasions.

Finance Committee

      Mr. Conway is the Chairman of the finance committee, and Messrs. Donahue and Weibling are also members. The finance committee was formed to review and, if appropriate, authorize us to pursue potential opportunities to raise funding through the incurrence of indebtedness, the issuance of equity securities and other similar matters. The finance committee is authorized to engage or consult from time to time, as appropriate, at our expense, investment banking firms or other professional financial advisors to advise and assist the committee, independent legal counsel for the committee and other experts and advisors it considers necessary, appropriate or advisable in the discharge of its responsibilities. The finance committee held four meetings during 2001.

Nominating Committee

      The nominating committee was formed to recommend new members for nomination to our board of directors. Mr. Kennard is the Chairman of the nominating committee, and Messrs. Drendel and McCaw and Mrs. Hill are also members. Our by-laws provide that as long as there is an operations committee, there shall be a nominating committee composed of at least three members. All nominees proposed by the nominating committee to serve on the committees of our board of directors or to stand for election to our board of directors, other than nominees of Digital Radio, will be presented by the nominating committee to the operations committee for its endorsement before the submission of the nominations to our board of directors. However, any nomination or appointment made to meet or satisfy our contractual obligations that were in existence on April 4, 1995 need not be presented to the operations committee and need only be approved by a vote of a majority of a quorum of our board of directors. Nominees who receive the endorsement of the operations committee will be appointed to the designated committee or stand for election if approved by a quorum of our board of directors. Nominees who do not receive the endorsement of the operations committee will be appointed to the designated committee or stand for election only if approved by the lesser of a defined required vote or a majority of all of the members of our board of directors.

      The nominating committee did not meet in 2001 as the full board of directors proposed nominees for election to our board of directors during 2001. The nominating committee has not yet adopted a policy with respect to the consideration of, nor has it instituted a formal procedure for considering, director candidates recommended by stockholders for election to our board of directors.

Operations Committee

      The operations committee was formed on July 31, 1995 in connection with Digital Radio’s investment in Nextel. Mr. McCaw is the Chairman of the operations committee, and Messrs. Bryan, O’Brien and Weibling are also members. The operations committee currently is comprised of four members, three of whom are class A preferred directors. There presently exists one vacancy on the operations committee. The operations committee has the authority to formulate key aspects of our business strategy, including decisions relating to the technology we use to provide wireless communications services, subject to existing equipment purchase agreements; actions with respect to acquisitions relating to wireless communications services; creation and approval of operating and capital expenditure budgets and of marketing, strategic and financing plans; nomination, supervision and oversight of some of our executive officers; and endorsement of nominees proposed by the nominating committee to serve on our board of directors and its committees. The operations committee did not meet in 2001 but took action by written consent on one occasion.

      Our board of directors retains the power and authority to override actions taken or proposed by the operations committee, and in some circumstances, to terminate the operations committee. A majority of the members of our board of directors who are independent of Mr. McCaw may vote to override actions taken or proposed to be taken by the operations committee with no consequences to us. However, termination of the operations committee would give rise to a $25 million liquidated damages payment to Digital Radio except in specified circumstances. See “Certain Relationships and Related Transactions.”

Interested Party Committee

      Mr. Bane is the Chairman of the interested party committee, and Messrs. Conway and Weibling are also members. Pursuant to our agreements with Motorola, as long as Motorola has the right to nominate at least one person for election to our board of directors, Motorola’s nominees will serve as members of the interested party committee. The interested party committee has the authority to review some significant proposed transactions between us and affiliated persons or entities, other than subsidiaries or other affiliated entities controlled by us. The members of the interested party committee determined to permit certain transactions in 2001 among us or NII Holdings, and Motorola and certain controlled affiliates of Mr. McCaw to be presented to, and acted upon by, our full board of directors, with appropriate abstentions in each case. Accordingly, the interested party committee did not meet during 2001.

Compensation Committee Interlocks and Insider Participation

      Messrs. Weibling, Conway and Drendel and Mrs. Hill are members of the compensation committee. Mr. Weibling served as president during 2001, and currently serves as vice chairman, of Eagle River. We incurred costs of $200,000 plus $18,200 of expenses in 2001 under our management support agreement with Eagle River. Mr. Weibling is a director of XO Communications. During 2001, we paid $21 million to XO Communications for telecommunications services and purchased an aircraft from XO Communications for $24 million. Mr. Weibling served as our acting Chief Executive Officer from October 1995 until March 1996. See “Certain Relationships and Related Transactions.”

AUDIT COMMITTEE REPORT

      The audit committee of our board of directors has adopted a written audit committee charter. All members of our audit committee are independent, as defined in Rule 4200 of the Nasdaq Stock Market’s listing standards, with the possible exception of Mr. Weibling. Mr. Weibling may not be considered independent since he currently serves as vice chairman of Eagle River and during 2001 he served as president of Eagle River and Digital Radio, both of which may be considered our affiliates. However, in accordance with Rule 4350(d)(2)(B) of the Nasdaq Stock Market’s listing standards, our board of directors has determined that membership on the audit committee by Mr. Weibling is required by the best interests of Nextel and its stockholders for the following reasons:

1.	his unique experience in the telecommunications industry;

2.	his regular interaction and familiarity with senior management;

3.	his past experience with Nextel as our Chief Executive Officer from October 1995 to March 1996;

4.	his directorships with NII Holdings and Nextel Partners;

5.	his extensive past employment experience in accounting and finance; and

6.	committee representation entitlements contained in contractual provisions relating to Mr. McCaw’s and his affiliates’ investment in Nextel in 1995.

      The audit committee has reviewed and discussed with our management and Deloitte & Touche, our independent auditors, our audited financial statements contained in our annual report on Form 10-K for the year ended December 31, 2001. The audit committee has also discussed with our independent auditors the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

      The audit committee has received and reviewed the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with Deloitte & Touche their independence. The audit committee has considered whether the provision of non-audit services to us by Deloitte & Touche is compatible with maintaining their independence.

      Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed with the Securities and Exchange Commission.

The Audit Committee

William E. Conway, Jr., Chairman
Frank M. Drendel
V. Janet Hill
Dennis M. Weibling

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The compensation committee believes that the compensation levels of our executive officers, who provide leadership and strategic direction for us, should consist of (1) base salaries that are commensurate with executives of other comparable telecommunications companies and (2) cash bonus opportunities based on achievement of objectives set by the compensation committee with respect to our Vice Chairman and our President and Chief Executive Officer, and by our President and Chief Executive Officer in consultation with the compensation committee with respect to our other executive officers. The compensation committee also believes that it is important to provide our executive officers with significant stock-based incentive compensation, which increases in value in direct correlation with improvement in the performance of our class A common stock, thereby aligning management’s interests with those of our stockholders.

      The compensation committee considers the following factors, ranked in order of importance, when determining compensation of our executive officers:

(1)	our performance measured by attainment of specific strategic objectives and operating results;

(2)	the individual performance of each executive officer including the achievement of identified goals by the executive or his or her functional group; and

(3)	historical cash and equity compensation levels.

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its chief executive officer and its four other most highly compensated executive officers, unless the plan and awards under which any portion of the compensation is paid meet specified requirements. Our incentive equity plan does not meet those requirements, and the compensation committee has determined that meeting these requirements may not necessarily be in our best interest. Accordingly, the compensation committee has decided not to recommend any amendment to our incentive equity plan to satisfy those requirements at this time. In any event, we do not anticipate having taxable income against which a deduction could be taken in the near future.

Cash Compensation

      The salaries of some of our executive officers were initially set by their respective employment agreements, which provide that we may increase their base salary throughout the term or any renewal term of their employment agreement. Each of these agreements is consistent with our compensation policy as described in this proxy statement.

      As stated above, the compensation of executive officers is also based in part upon individual performance and comparative industry compensation levels. Early in each year, a performance plan is established. Each annual performance plan establishes overall goals we wish to achieve. For 2001, the overall goals were to:

(1)	meet operating cash flow, revenue, expense, and other budgetary targets;

(2)	meet targets relating to the addition and retention of subscribers on the digital mobile network;

(3)	meet targets relating to retention of our employees, employee training and development and employee satisfaction;

(4)	meet subscriber satisfaction targets;

(5)	expand and improve our digital mobile network and begin the implementation of our new customer billing and customer care platform;

(6)	continue, together with Motorola, as our equipment developer and supplier, to optimize the technology we use with respect to our digital mobile network; and

(7)	further differentiate our product offerings, in part by making available to our subscribers new data services to more fully address their mobile communications needs.

      The base salaries of each of our executive officers identified below were either set by, or determined by reference to, their employment agreements (see “Executive Compensation — Employment Agreements”) or, if they did not have an employment agreement, were determined by reference to officers’ salaries at similarly situated companies as established by a report prepared by an independent third party compensation consultant. Bonus compensation for these executive officers was determined based on a formula that ties a target bonus objective, which in most instances is established as a percentage of base salary, to the achievement of our overall corporate goals (most of which were met or exceeded in 2001). Under this formula, our executive officers’ bonus amounts could be greater or less than the target bonus objective based on our and the executives’ performance against those goals. On average, the compensation committee believes the cash compensation for our executive officers is comparable to industry salary and bonus levels.

      The base salary of Timothy M. Donahue, our President and Chief Executive Officer, was based upon his historical compensation amounts as well as by reference to the report discussed above. Mr. Donahue’s bonus compensation and equity awards were based upon the achievement of most of the goals set forth above, as well as in recognition of his leadership, contributions and attraction and retention of key executive talent, taking into consideration Nextel’s accomplishments in the highly competitive telecommunications and technology industries.

Equity Compensation

      The compensation committee administers and authorizes grants and awards to our executive officers made under our incentive equity plan. Periodically, the compensation committee authorizes grants of options to purchase class A common stock under our incentive equity plan to all employees who have been with us for a specified length of service. The compensation committee also authorizes awards for certain new employees as incentives to join us. In determining whether and in what amount to grant stock options or other equity compensation to our executive officers in 2001, the compensation committee considered the amount and date of vesting of currently outstanding incentive equity compensation granted previously to each of our executive officers. The compensation committee believes that continued grants of equity compensation to key executives is an important tool to retain and motivate exceptionally talented executives who are necessary to achieve our long-term goals, especially at a time of significant growth and competition in the wireless communications industry.

      During 2001, the compensation committee granted equity compensation to all our executive officers named in the Summary Compensation Table below and approved grants of equity compensation to other of our executive officers, consistent with the compensation committee’s overall policy of granting equity compensation to key executives and to our employees in general.

The Compensation Committee

Frank M. Drendel, Chairman
William E. Conway, Jr.
V. Janet Hill
Dennis M. Weibling

EXECUTIVE COMPENSATION

      The table below summarizes the compensation for the years indicated of our Chief Executive Officer and each of our four other most highly compensated executive officers during 2001, who are collectively referred to as the “named executive officers.”

Summary Compensation Table

					Long-Term Compensation
		Annual Compensation			Awards

				Other	Restricted		Securities
				Annual	Stock		Underlying	All Other
Name and		Salary	Bonus	Compensation	Awards		Options	Compensation
Principal Position	Year	($)	($)	($)(1)	($)(4)		(#)	($)(10)

Timothy M. Donahue	2001	511,308	695,625	95,510	—		1,000,000	6,800
President and Chief	2000	465,174	470,250	7,716	—		500,000	4,200
Executive Officer	1999	406,456	607,500	1,748	17,598,760	(5)	350,000	4,000
Morgan E. O’Brien	2001	427,972	458,588	713	—		145,000	6,800
Vice Chairman of the Board	2000	410,496	310,500	—	5,350,000	(6)	200,000	5,250
	1999	377,212	405,000	—	2,831,250	(6)	100,000	5,000
James F. Mooney	2001	354,486	530,000	711,778 (2)	1,521,000	(7)	1,045,000	4,287
Executive Vice President and	2000	—	—	—	—		—	—
Chief Operating Officer	1999	—	—	—	—		—	—
Paul N. Saleh	2001	154,984	503,500	80,898 (3)	509,000	(8)	515,000	—
Executive Vice President and	2000	—	—	—	—		—	—
Chief Financial Officer	1999	—	—	—	—		—	—
Thomas N. Kelly, Jr.	2001	385,659	270,300	14,312	—		170,000	6,800
Executive Vice President of	2000	324,450	226,044	1,682	499,750	(9)	170,000	4,242
Marketing and Strategic	1999	275,958	251,370	—	305,630	(9)	180,000	19,014
Planning

(1)	“Other Annual Compensation” is comprised of the value of the named executive officers’ use of corporate aviation services, except as otherwise indicated.

(2)	Represents $625,603 relating to loan forgiveness and imputed interest, $77,781 allowance for relocation expenses and $8,394 in value for his use of corporate aviation services.

(3)	Represents $53,529 allowance for relocation expenses, $19,107 relating to loan forgiveness and imputed interest and $8,262 in value for his use of corporate aviation services.

(4)	Values of the deferred stock awards are determined by multiplying the number of shares granted times the closing price of our class A common stock on the date of the award.

(5)	Mr. Donahue was granted two deferred stock awards during 1999. On February 18, 1999, Mr. Donahue received 40,000 deferred shares which vest ratably on each of the first three anniversaries of the grant date. On September 1, 1999, Mr. Donahue received 600,000 deferred shares which fully vest on September 1, 2003. The value of the unvested shares covered by Mr. Donahue’s deferred stock awards as of December 31, 2001 was $6,722,119 (613,332 shares times $10.96, the closing price of a share of our class A common stock on that date).

(6)	On each of September 1, 1999 and September 1, 2000, Mr. O’Brien was granted 100,000 deferred shares, which fully vest on September 1, 2001 and 2002, respectively. The value of the unvested shares covered by Mr. O’Brien’s deferred stock awards as of December 31, 2001 was $1,096,000 (100,000 shares times $10.96).

(7)	On April 16, 2001, Mr. Mooney was granted 100,000 deferred shares, which vest ratably on each of the first three anniversaries of the grant date. The value of the unvested shares covered by Mr. Mooney’s deferred stock awards as of December 31, 2001 was $1,096,000 (100,000 shares times $10.96).

(8)	On September 5, 2001, Mr. Saleh was granted 50,000 deferred shares, which vest ratably on each of the first three anniversaries of the grant date. The value of the unvested shares covered by Mr. Saleh’s deferred stock award as of December 31, 2001 was $548,000 (50,000 shares times $10.96).

(9)	On February 18, 1999, Mr. Kelly was granted 20,000 deferred shares, which vest ratably on each of the first three anniversaries of the grant date. On February 17, 2000, Mr. Kelly received 8,000 deferred shares, which fully vest on February 17, 2004. The value of the unvested shares covered by Mr. Kelly’s deferred stock awards as of December 31, 2001 was $160,739 (14,666 shares times $10.96).

(10)	“All Other Compensation” in 2001 is comprised of our contributions to our 401(k) plan on behalf of the named executive officers.

Option Grants in 2001

      The table below sets forth certain information concerning options to purchase our class A common stock that were granted in 2001 to the named executive officers.

Option Grants in Last Fiscal Year

			Percent of
			Total
	Number of		Options
	Securities		Granted	Exercise		Grant Date
	Underlying		to	or Base		Present
	Options		Employees	Price	Expiration	Value
Name	Granted(#)		in 2001	($/Share)	Date	($)(8)

Timothy M. Donahue	500,000	(1)	1.57%	22.31	02/20/11	6,332,281
	250,000	(2)	0.78%	15.21	04/16/11	2,257,873
	250,000	(3)	0.78%	10.18	09/05/11	1,517,530

Morgan E. O’Brien	100,000	(1)	0.31%	22.31	02/20/11	1,266,456
	15,000	(5)	0.05%	17.36	07/27/11	155,002
	15,000	(6)	0.05%	8.64	09/28/11	76,642
	15,000	(7)	0.05%	10.71	11/30/11	96,801

James F. Mooney	1,000,000	(2)	3.13%	15.21	04/16/11	9,031,491
	15,000	(5)	0.05%	17.36	07/27/11	155,002
	15,000	(6)	0.05%	8.64	09/28/11	76,642
	15,000	(7)	0.05%	10.71	11/30/11	96,801

Paul N. Saleh	500,000	(4)	1.57%	10.18	09/05/11	3,035,061
	15,000	(7)	0.05%	10.71	11/30/11	96,801

Thomas N. Kelly, Jr.	125,000	(1)	0.39%	22.31	02/20/11	1,583,070
	15,000	(5)	0.05%	17.36	07/27/11	155,002
	15,000	(6)	0.05%	8.64	09/28/11	76,642
	15,000	(7)	0.05%	10.71	11/30/11	96,801

(1)	These options were granted on February 20, 2001 with 25% vesting immediately on the day following the date of grant and the remaining 75% vesting on a monthly basis over a four-year period thereafter.

(2)	These options were granted on April 16, 2001 with 25% vesting immediately on the date of grant and the remaining 75% vesting on a monthly basis over a four-year period thereafter.

(3)	These options were granted on September 5, 2001 with 25% vesting immediately on the date of grant and the remaining 75% vesting on a monthly basis over a four-year period thereafter.

(4)	These options were granted on September 5, 2001 with 20% vesting immediately on the date of grant and the remaining 80% vesting ratably on a monthly basis over a four-year period thereafter.

(5)	These options were granted on July 27, 2001 vesting ratably on a monthly basis over a four-year period from the date of grant.

(6)	These options were granted on September 28, 2001 vesting ratably on a monthly basis over a four-year period from the date of grant.

(7)	These options were granted on November 30, 2001 vesting ratably on a monthly basis over a four-year period from the date of grant.

(8)	The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions regarding options with the indicated expiration dates:

	Expected
	Stock Price	Risk-free	Expected	Expected
Date	Volatility	Interest Rate	Life in Years	Dividend Yield

02/20/11	61.50%	4.95%	5	0.00%

04/16/11	65.90%	4.91%	5	0.00%

07/27/11	66.60%	4.66%	5	0.00%

09/05/11	66.90%	4.59%	5	0.00%

09/28/11	67.30%	3.91%	5	0.00%

11/30/11	68.90%	4.06%	5	0.00%

      Our stock options are nontransferable, except to family members or by will, or as otherwise provided in our incentive equity plan. The actual value of the stock options that an employee may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price.

Option Exercises in 2001 and Year-End Values

      The table below lists information concerning the unexercised options to purchase our class A common stock held by the named executive officers as of December 31, 2001. None of the named executive officers exercised options in 2001.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money Options
	Options		at Fiscal
	at Fiscal Year-End (#)		Year-End ($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Timothy M. Donahue	1,222,006	1,277,994	907,459	136,916

Morgan E. O’Brien	618,436	326,564	342,002	36,298

James F. Mooney	377,811	667,189	2,252	36,298

Paul N. Saleh	125,845	389,155	97,994	295,756

Thomas N. Kelly, Jr	229,092	356,408	137,882	36,298

(1)	The value of the in-the-money options is based on the closing price of our class A common stock as reported by the Nasdaq Stock Market on December 31, 2001 ($10.96), less the total exercise price, multiplied by the total number of shares underlying the options.

Employment Agreements

      A. Mr. Donahue. In 1996, we entered into an employment agreement with Mr. Donahue that provides for his employment through February 1, 1999, and continues after that date unless terminated upon twelve months notice, for an annual base salary of $275,000, which we may increase annually, and for an annual bonus payable as determined by our board of directors at their discretion. The employment agreement with Mr. Donahue also provides:

•	that in the event of permanent disability during the employment term, we will pay Mr. Donahue’s existing base salary for a period of twelve months and will make all benefit payments on his behalf for a period of twelve months; and

•	Mr. Donahue will be subject to specific confidentiality and non-competition restrictions during his employment term and for a period of two years after the termination of his employment term.

      B. Mr. Saleh. We entered into an employment agreement with Mr. Saleh in August 2001, which provides for an annual salary of $475,000, which may be increased by our board of directors but which may not be decreased. The agreement also provides for:

•	a minimum bonus attributable to 2001 of $475,000;

•	the grant of options to purchase 500,000 shares of class A common stock that vest 20% upon grant and then monthly over a four year term;

•	the grant of 50,000 deferred shares vesting annually over a three year term; and

•	reimbursement for relocation expenses.

      The agreement also provides for a $200,000 interest free loan, which will be forgiven on a pro rata quarterly basis over a three year period, unless Mr. Saleh terminates his employment with Nextel. The employment agreement with Mr. Saleh further provides that in the event of separation from Nextel under certain circumstances in the first three years of his employment, we will pay Mr. Saleh’s then-current base salary, bonus and benefits for a period of two years. Thereafter, Mr. Saleh would receive the amounts called for under our severance benefits plan. Under the agreement, Mr. Saleh also is subject to specific confidentiality and non-competition restrictions during his employment term and for a period of two years after the termination of his employment term.

      C. Other Named Executive Officers. The employment of the other named executive officers is not subject to any written agreement. However, in connection with Mr. Mooney’s commencement of employment, in addition to the equity compensation outlined above, we provided Mr. Mooney with an interest-free loan in the amount of $3,000,000, which will be forgiven on a pro rata quarterly basis over a three year period, unless Mr. Mooney terminates his employment with Nextel. We also agreed to provide Mr. Mooney with a minimum 2001 bonus of $500,000.

      D. Severance Benefits. Each of our named executive officers participates in our severance benefits plan. Under this plan, in the event of a specified involuntary separation of employment that is intended to be permanent, as defined in the plan, each executive officer will receive severance pay equal to nine months annual earnings, as defined in the plan, plus one month of annual earnings for each full or partial year of service to us, up to a maximum of 12 months annual earnings. In addition, these executives would receive a payment equal to any annual bonus payment that is unpaid for the previous fiscal year and an additional payment equal to the prorated portion of the annual bonus payment for the period ending on that executive’s termination.

      E. Change of Control Retention Bonus and Severance Pay Plan. Each of our named executive officers participates in our change of control retention bonus and severance pay plan. Under this plan, in the event of a change of control of Nextel, as defined in the plan, each executive officer will receive a retention bonus if he continues his employment with us through the closing of the change of control transaction and the one year period after the closing, or if we terminate his employment without cause, as defined in the plan, before the closing or before the end of this one year period. The amount of the retention bonus for the named executive officers is 150% of the base salary and target bonus for the year in which the transaction occurs. In addition, if we terminate an executive officer’s employment with us without cause, as defined in the plan, within one year after a change in control of Nextel, or the executive officer terminates his employment during this period for good reason, as defined in the plan, then that executive officer will receive an amount equal to 200% of that individual’s base salary and 200% of that individual’s target bonus for the year, and the individual’s insurance and medical benefits will be continued for two years from termination.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The table below lists, as of March 15, 2002, the amount and percentage of shares of each class of our capital stock that are deemed under the rules of the Securities and Exchange Commission to be “beneficially owned” by (1) each of our directors, (2) each of the named executive officers, (3) all of our directors and executive officers as a group and (4) each person or group known by us to be the beneficial owner of more than 5% of the outstanding shares of each class of our capital stock. Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of a security if that person, directly or indirectly, has or shares the power to vote or direct the voting of that security or the power to dispose or direct the disposition of that security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership of those securities within 60 days of March 15, 2002. Accordingly, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of our capital stock beneficially owned. You may review NII Holdings’ 2001 annual report on Form 10-K for information regarding beneficial ownership of its equity securities.

		Amount and Nature
	Title of Class of	of Beneficial		Approximate %
Name of Beneficial Owner	Nextel Capital Stock	Ownership		of Class

Keith J. Bane	Class A common stock	—	(1)	*

J. Timothy Bryan	Class A common stock	60,935,130	(2)	7.5%

William E. Conway, Jr.	Class A common stock	331,353	(3)	*

Timothy M. Donahue	Class A common stock	1,945,574	(4)	*

Frank M. Drendel	Class A common stock	65,332	(5)	*

V. Janet Hill	Class A common stock	35,845	(6)	*

Thomas N. Kelly, Jr.	Class A common stock	373,011	(7)	*

William E. Kennard	Class A common stock	3,610	(8)	*

Craig O. McCaw	Class A common stock	65,603,324	(9)	8.1%

James F. Mooney	Class A common stock	521,148	(10)	*

Morgan E. O’Brien	Class A common stock	1,349,435	(11)	*

Paul N. Saleh	Class A common stock	218,441	(12)	*

Dennis M. Weibling	Class A common stock	60,939,744	(13)	7.5%

All directors and executive officers as a group (17 persons)	Class A common stock	71,517,546	(14)	8.8%

5% Stockholders (not listed above):

Motorola, Inc	Class A common stock	108,190,768	(15)	13.5%	(16)

1303 East Algonquin Road	Class B common stock	35,660,000		100.0%
Schaumburg, Illinois 60196

Digital Radio, L.L.C	Class A common stock	46,159,966	(17)	5.7%	(18)

2300 Carillon Point	Class A preferred stock	7,693,314		100.0%

Kirkland, Washington 98033	Class B preferred stock	82		100.0%
FMR Corp.

82 Devonshire Street Boston, Massachusetts 02109	Class A common stock	51,514,228	(19)	6.7%
Legg Mason, Inc.

100 Light Street Baltimore, Maryland 21202	Class A common stock	66,740,787	(20)	8.7%

*	Less than one percent (1%).

(1)	Mr. Bane, who is an executive vice president and president of Motorola, disclaims beneficial ownership of all our securities held by Motorola. See note 15.

(2)	Mr. Bryan may be deemed to have beneficial ownership of the shares held by the entities in note 9, other than Option Acquisition, L.L.C. Mr. Bryan disclaims beneficial ownership of all our securities held by these entities, except to the extent of his pecuniary interest in these entities. See note 9.

(3)	Includes 119,111 shares of class A common stock obtainable upon exercise of options, and 83,066 shares of class A common stock held through various entities with respect to which Mr. Conway disclaims beneficial ownership, except to the extent of his pecuniary interest in those entities.

(4)	Includes 1,883,574 shares of class A common stock obtainable upon exercise of options.

(5)	Includes 48,332 shares of class A common stock obtainable upon exercise of options.

(6)	Includes 31,945 shares of class A common stock obtainable upon exercise of options.

(7)	Includes 366,345 shares of class A common stock obtainable upon exercise of options.

(8)	Consists of 3,610 shares of class A common stock obtainable upon exercise of options.

(9)	Comprised of (a) 100,000 shares of class A common stock beneficially owned by Mr. McCaw; (b) 46,159,966 shares of class A common stock beneficially owned by Digital Radio, (c) 2,000,000 shares of class A common stock obtainable upon exercise of options held by Eagle River, (d) 4,568,194 shares of class A common stock beneficially owned by Option Acquisition, (e) 1,598,956 shares of class A common stock beneficially owned by Eagle River Holdings, L.L.C., (f) 4,000,000 shares of class A common stock beneficially owned by OneComm Investments, L.L.C., (g) 872,840 shares of class A common stock beneficially owned by Eagle River Investments International, L.L.C., (h) 371,950 shares of class A common stock beneficially owned by Eagle River Investments, L.L.C. and (i) 5,931,418 shares of class A common stock beneficially owned by ICO Teledesic Global Limited. Mr. McCaw, who is an equity owner and controlling person of each of these affiliates, disclaims beneficial ownership of all our securities held by these affiliates, except to the extent of his pecuniary interest in those entities. See note 17.

(10)	Includes 486,348 shares of class A common stock obtainable upon exercise of options and 33,334 deferred shares.

(11)	Includes 756,627 shares of class A common stock obtainable upon exercise of options.

(12)	Includes 197,841 shares of class A common stock obtainable upon exercise of options.

(13)	Mr. Weibling may be deemed to have beneficial ownership of the shares held by the entities in note 9, other than Option Acquisition. Mr. Weibling disclaims beneficial ownership of all our securities held by these entities, except to the extent of his pecuniary interest in these entities. See note 9.

(14)	Includes 6,956,873 shares of class A common stock obtainable upon the exercise of options.

(15)	Comprised of (a) 72,530,768 shares of class A common stock beneficially owned by Motorola and (b) 35,660,000 shares of class B nonvoting common stock beneficially owned by Motorola.

(16)	Assuming conversion of the class B nonvoting common stock held by Motorola into class A common stock.

(17)	Consists of 46,159,966 shares of class A common stock, which represents the conversion of the 7,693,314 shares of class A preferred stock and the 82 shares of class B preferred stock held by Digital Radio. On March 19, 2002, Digital Radio exercised its right to convert 2,506,021 of its class A preferred stock into 15,036,126 shares of class A common stock. Class A common stock equivalents beneficially owned by Digital Radio remained 46,159,966 at March 31, 2002, comprised of 15,036,126 shares of class A common stock and an aggregate of 31,123,840 shares of class A common stock issuable upon conversion of Digital Radio’s remaining 5,187,293 shares of class A preferred stock and the 82 shares of class B preferred stock. Eagle River Investments, the manager of Digital Radio, also reports beneficial ownership of the shares beneficially owned by Digital Radio.

(18)	Assuming conversion of class A preferred stock and class B preferred stock into class A common stock.

(19)	As reported in the most recent Schedule 13G filed by FMR Corp., on behalf of itself, Fidelity Management & Research Company, Edward C. Johnson 3rd and Abigail P. Johnson, includes 4,915,873 shares of class A common stock attributable to the assumed conversion of various amounts of our convertible debt and preferred stock, and the reporting persons have sole voting power with respect to 1,332,516 shares and sole dispositive power with respect to all shares.

(20)	According to the Schedule 13G filed on February 11, 2002 by Legg Mason, Inc., on behalf of itself, Legg Mason Funds Management, Inc. and Legg Mason Special Investment Trust, Inc., which have shared voting and dispositive power with respect to all shares. On April 10, 2002, Legg Mason, Inc. filed an amended Schedule 13G on behalf of itself, Legg Mason Funds Management, Inc. and Legg Mason Value Trust, Inc. in which it has reported shared voting and dispositive power with respect to 82,920,691 shares, increasing its beneficial ownership to 10.7% of shares outstanding as of March 31, 2002.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

AMONG NEXTEL COMMUNICATIONS,
THE STANDARD & POOR’S 500 STOCK INDEX
AND THE NASDAQ TELECOMMUNICATIONS INDEX

      The following graph compares the cumulative total stockholder return on our class A common stock beginning December 31, 1996, and through the years ended December 31, 1997, 1998, 1999, 2000 and 2001 with the cumulative total stockholder return of companies comprising the Standard & Poor’s 500 Stock Index and the total stockholder return of a peer group of companies comprising the Nasdaq Telecommunications Index, which includes wireless telecommunications companies of comparable market capitalization traded on the Nasdaq Stock Market. This graph includes the Standard & Poor’s 500 Stock Index as a result of our inclusion in this index in April 1998. We will provide stockholders a list of the companies included in the Nasdaq Telecommunications Index upon request. The graph was prepared by us with data provided by Research Data Group. The graph assumes an initial investment of $100 in our class A common stock on December 31, 1996 and reinvestment of all dividends.

	Nextel Communications,	Standard & Poor’s 500	Nasdaq
	Inc.	Stock Index	Telecommunications Index

31-Dec-96	100.00	100.00	100.00
31-Dec-97	199.04	133.36	145.97
31-Dec-98	180.86	171.47	241.58
31-Dec-99	789.47	207.56	431.01
31-Dec-00	378.95	188.66	183.57
31-Dec-01	167.81	166.24	122.90

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      A. Nextel, Digital Radio, Eagle River and Mr. McCaw. On April 4, 1995, we, Digital Radio and Mr. McCaw entered into a securities purchase agreement and other related agreements by which Digital Radio made a significant equity investment in us. Concurrently with the execution of these agreements, we entered into a management support agreement with Eagle River, an affiliate of Digital Radio that is also controlled by Mr. McCaw, under which Eagle River provides management and consulting services to us and our board of directors from time to time as requested.

      In consideration of the services to be provided to us under the management support agreement, we agreed to reimburse Eagle River for all out-of-pocket costs, plus up to $200,000 per year for all allocable overhead costs reasonably incurred by Eagle River in connection with the performance of its obligations under the management support agreement. We incurred costs of $200,000 plus $18,200 of expenses under this agreement during 2001.

      Messrs. Bryan and McCaw, each a member of our board of directors, are officers of Eagle River and Mr. Weibling, also a board member, is currently vice chairman, and during 2001 was president, of Eagle River.

      B. Nextel and Motorola. We and NII Holdings purchase handsets and accessories and a substantial portion of our digital mobile network equipment from Motorola. Our equipment purchase agreements with Motorola govern our rights and obligations regarding purchases of digital mobile network equipment manufactured by Motorola. Our agreements with Motorola also provide for warranty and maintenance programs and specified indemnity arrangements. We also pay Motorola for handset service and repair, transmitter and receiver site rent and training and are reimbursed for costs we incur under various marketing and promotional arrangements. We and NII Holdings collectively paid Motorola $2.68 billion during 2001 for these goods and services and net payables to Motorola were $290 million at December 31, 2001. Also in 2001, we and Motorola amended the agreements under which we purchase handsets, accessories and digital mobile network equipment from Motorola to reflect changes in our pricing terms, among other matters.

      Motorola Credit Corporation, a subsidiary of Motorola, has provided NII Holdings and its subsidiaries with significant vendor and bank financing over the past several years. As of December 31, 2001, $418 million in principal amount was outstanding and due to Motorola Credit under these facilities, which are described below.

      McCaw International (Brazil), Ltd., the parent company of NII Holdings’ primary Brazilian operating company, has an equipment financing agreement with Motorola Credit, which provided $125 million in multi-draw term loans to McCaw International (Brazil). Loans made were used to acquire digital mobile network equipment and related services from Motorola. The financing advanced under this agreement was originally repayable in U.S. dollars in semiannual installments over 42 months beginning June 30, 2000. McCaw International (Brazil) and Motorola Credit entered into an amendment to this agreement in February 2001, which permits installments due after that date to be repaid in U.S. dollars in semiannual installments beginning December 31, 2002, with final payment due June 30, 2005. The loans made under this agreement are secured by a first priority lien on substantially all of McCaw International (Brazil)’s assets, a pledge of all of the stock of McCaw International (Brazil) and its subsidiaries and NII Holdings’ guarantee of the obligations. This facility also requires McCaw International (Brazil) to meet and maintain specified financial and operating covenants. This facility is currently in default under cross default provisions triggered by the failure of one of NII Holdings’ subsidiaries to make a scheduled principal payment of $8 million on its Argentina credit facilities on December 31, 2001.

      NII Holdings has an equipment financing facility with Motorola Credit which provided for $225 million of secured term loans primarily used to finance the cost of qualifying purchases of digital mobile network equipment and related services and to repay all of the previously outstanding long-term debt of its Philippine operating company. Amounts borrowed under this facility were originally repayable in eight equal semiannual installments beginning June 30, 2001 and maturing December 31, 2004. NII Holdings and Motorola Credit entered into an amendment to this facility in February 2001 that defers the first installment payment to December 31, 2002 and extends the maturity to June 30, 2006. This facility is secured by, among other things, a pledge of NII Holdings’ equity interests in its Mexican, Peruvian and Philippine operating companies, as well as a pledge by some of the minority stockholders of their equity interests in NII Holdings’ Philippine operating company. This facility is currently in default under cross default provisions triggered by the failure of one of NII Holdings’ subsidiaries to make a scheduled principal payment of $8 million on its Argentina credit facilities on December 31, 2001.

      NII Holdings has an agreement with Motorola Credit under which Motorola Credit provided $57 million in incremental term loans to NII Holdings to acquire digital mobile network equipment and related services from Motorola. NII Holdings and Motorola Credit entered into an amendment to this facility in February 2001 under which amounts borrowed under this facility now mature June 30, 2003. Before the amendment, loans under this facility were to mature December 31, 2001. Loans under this facility are currently secured by a cash escrow account containing $57 million. This facility is currently in default under cross default provisions triggered by the failure of one of NII Holdings’ subsidiaries to make a scheduled principal payment of $8 million on its Argentina credit facilities on December 31, 2001.

      NII Holdings’ Argentine operating company has credit facilities with Chase Manhattan Bank and Motorola Credit which provided $100 million in term loans for general corporate purposes and $50 million in incremental term loans to acquire digital mobile network equipment and related services from Motorola. Loans under this facility are repayable in quarterly installments beginning September 30, 2000 through March 31, 2003. Each of the first nine installments is equal to 1/18 of the outstanding balance at September 30, 2000, and the final installment is an amount equal to the remaining balance. Borrowings under this facility are secured by a pledge of stock of, and a first priority lien on the assets of, NII Holdings’ Argentine operating company. This facility also requires the Argentine operating company to meet financial and operating ratios. In June 2000, in conformity with its business plan, NII Holdings’ Argentine operating company and the lenders under the credit facility amended the facility to modify several financial covenants. As a condition to the effectiveness of those amendments, NII Holdings amended the capital subscription agreement under which it must contribute minimum amounts of equity to its Argentine operating company. On December 31, 2001, NII Holdings’ Argentine operating company failed to make scheduled principal payments of $8 million on these credit facilities and is therefore in default on these facilities. In addition, in February 2002, the lenders under these facilities seized $8 million, which was pledged under a cash collateral account as security under this debt.

      In June 2001, we purchased from Motorola 900 MHz specialized radio licenses and related assets for a cash purchase price of $58 million. In December 2001, NII Holdings sold its interest in its former Japanese affiliate to Motorola for a $6.5 million credit for equipment purchases.

      Mr. Bane, one of our directors, is an officer of Motorola.

      C. Nextel and XO Communications. In July 2001, we entered into a multi-year agreement under which XO Communications provides telecommunications services to us. We paid $21 million to XO Communications during 2001 for telecommunications services. In September 2001 we purchased an aircraft from XO Communications for total consideration of $24 million. Daniel F. Akerson, the Chairman and Chief Executive Officer of XO Communications, was formerly a member of our board of directors through October 2001. Messrs. McCaw and Weibling, two members of our board of directors, also serve on the board of directors of XO Communications. Additionally, Mr. McCaw holds rights to shares representing a majority of the voting interest of XO Communications.

      D. Nextel and Nextel Partners. Under a roaming agreement between one of our wholly owned subsidiaries and a wholly owned subsidiary of Nextel Partners, we were charged $36 million during 2001 for roaming expenses related to Nextel Partners’ digital mobile network, net of roaming revenues earned of $21 million. Our wholly owned subsidiary provides specified telecommunications switching services to Nextel Partners under a switch sharing agreement. For these services, we earned $49 million in 2001. We charged Nextel Partners $5 million in 2001 for administrative services provided under a transition services agreement. We have a net receivable due from Nextel Partners of $5 million as of December 31, 2001. Messrs. Weibling and Donahue, each a member of our board of directors, are also directors of Nextel Partners. Mr. McCaw and Motorola are also significant stockholders in Nextel Partners. We own about 32% of the common stock of Nextel Partners.

      E. Other Transactions. In 2001, we forgave loans outstanding to James F. Mooney in the principal amount of $500,000, Paul N. Saleh in the principal amount of $16,667 and Steven M. Shindler in the principal amount of $250,000, plus $271,000 of related tax and accrued interest payments.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(Proposal No. 2)

      A proposal will be presented at the annual meeting to ratify the appointment of the firm of Deloitte & Touche as independent auditors to audit our consolidated financial statements for the fiscal year ending December 31, 2002. Although ratification is not required by law, our board of directors believes that stockholders should be given this opportunity to express their views on the subject. While not binding on our board of directors, the failure of the stockholders to ratify the appointment of Deloitte & Touche as our independent auditors would be considered by the board of directors in determining whether to continue the engagement of Deloitte & Touche. It is expected that representatives of Deloitte & Touche will attend the annual meeting, have the opportunity to make a statement if they desire, and be available to answer appropriate questions.

      The following is a summary of the aggregate fees billed to us for the fiscal year ended December 31, 2001 by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates, including Deloitte Consulting, which are collectively referred to below as Deloitte & Touche:

Audit Fees

      Deloitte & Touche billed Nextel $2,615,700 for professional services rendered for the audit of Nextel’s and NII Holdings’ annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in each of our quarterly reports on Form 10-Q for the fiscal year ended December 31, 2001.

Financial Information Systems Design and Implementation Fees

      Deloitte & Touche billed Nextel $15,779,600 for professional services rendered described in paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X, which generally are fees for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2001. Included in these fees are $15,755,600 billed by Deloitte Consulting related to projects that were commenced in 2000 or earlier. Deloitte & Touche has recently announced its intent to separate Deloitte Consulting from the firm.

All Other Fees

      Deloitte & Touche billed Nextel $20,096,800 for all services rendered to Nextel and NII Holdings, other than the services described above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees,” for the fiscal year ended December 31, 2001. These fees include fees for consents, comfort letters, audits of our employee benefit plans, tax services and for non-financial information systems design and implementation consulting services. “All Other Fees” include $10,433,900 of fees billed by Deloitte Consulting.

      The audit committee has considered whether the provision of financial information systems design and implementation services and other non-audit services to us by Deloitte & Touche is compatible with maintaining their independence.

Our board of directors recommends a vote “FOR” the proposal to ratify the appointment of Deloitte & Touche as our independent auditors.

ANNUAL REPORT

      The 2001 annual report to stockholders, including financial statements for the year ended December 31, 2001, is being distributed to all our stockholders together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission. Additional copies of the report are available upon request. To obtain additional copies of the 2001 annual report to stockholders, please contact our Investor Relations Department at 703-433-4300.

EXPENSE OF SOLICITATION OF PROXIES

      We will pay the cost of soliciting proxies. In addition to solicitation by mail, solicitations may also be made by telephone, telecopy, via the Internet or in person. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals, and we will reimburse them for their expenses in so doing. Officers and other of our employees, as yet undesignated, may also request the return of proxies by telephone, telecopy, via the Internet or in person.

OTHER BUSINESS

      It is not anticipated that any other matters will be brought before the annual meeting for action. If any other matters properly come before the annual meeting, however, the persons authorized under the proxies may, in the absence of instructions to the contrary, vote or act on these matters in their discretion.

STOCKHOLDER PROPOSALS

      Proposals by stockholders intended to be presented at the 2003 annual meeting must be forwarded in writing and received at our principal executive office at 2001 Edmund Halley Drive, Reston, Virginia 20191 no later than December 22, 2002, directed to the attention of our Corporate Secretary, for consideration for inclusion in our proxy statement for the annual meeting. Moreover, with respect to any proposal by a stockholder not seeking to have a proposal included in our proxy statement but seeking to have a proposal considered at the 2003 annual meeting, if that stockholder fails to notify our Corporate Secretary in the manner set forth above no later than March 7, 2003, then the persons who are appointed as proxies may exercise their discretionary voting authority with respect to that proposal, if the proposal is considered at the 2003 annual meeting, even if stockholders have not been advised of the proposal in the proxy statement for the 2003 annual meeting. Any proposals submitted by stockholders must comply in all respects with the rules and regulations of the Securities and Exchange Commission then in effect and the provisions of our certificate of incorporation, our by-laws and Delaware law.

IMPORTANT

      To assure your representation and a quorum for the transaction of business at the annual meeting, we urge you to please complete, sign, date and return the enclosed proxy card promptly or otherwise vote by using the toll-free number or visiting the website listed on the proxy card if you are eligible to do so.

NEXTEL COMMUNICATIONS, INC.
Annual Meeting of Stockholders, May 30, 2002
Proxy Solicited on Behalf of the Board of Directors
P
R O X Y	This proxy is solicited on behalf of the Board of Directors for use at the annual meeting of stockholders. The undersigned hereby appoints Leonard J. Kennedy and Christie A. Hill, and each of them, as proxies, each with the power to appoint his or her substitutes, and hereby authorizes them to represent and to vote, as designated below and in accordance with their judgment upon any other matter properly presented, all the shares of class A common stock of Nextel Communications, Inc. held of record by the undersigned at the close of business on April 5, 2002, at the annual meeting of stockholders to be held on May 30, 2002 or any adjournment or postponement thereof.

The Board of Directors recommends the following vote:

1. FOR the election of the nominees named herein as directors; and

2. FOR ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year 2002.

Should any nominee decline or be unable to accept such nomination to serve as a director, an event that we do not currently anticipate, the persons named in the enclosed proxy reserve the right, in their discretion, to vote for a lesser number of or for substitute nominees designated by the Board of Directors.

PLEASE MARK, SIGN, DATE AND RETURN THIS FORM PROMPTLY IN THE ENCLOSED ENVELOPE

SEE REVERSE SIDE

/\ FOLD AND DETACH HERE /\

☒ Please mark your votes as in this example

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR both proposals.

									FOR	AGAINST	ABSTAIN
1.	Election of Directors to serve until the 2005 Annual Meeting of Shareholders	FOR ☐	WITHHELD ☐	Nominees:	01. 02. 03.	Timothy M. Donahue Frank M. Drendel William E. Kennard	2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2002.	☐	☐	☐

Except, for votes withheld from the following nominees:

Please indicate by a check mark whether you plan to attend the annual meeting of stockholders.	☐

Please sign your name below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give the full title or capacity. If a corporation, please sign in corporate name by an authorized officer and give title. If a partnership, please sign in partnership name by an authorized person.

PRINT NAME OF STOCKHOLDER

SIGNATURES(S) DATE

/\ FOLD AND DETACH HERE /\

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Nextel Communications, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

:	•	Accessing the World Wide Web site http://www.eproxyvote.com/nxtl to vote via the Internet.

(	•	Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-877-779-8683 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

*	•	Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement or sending it to Nextel Communications, Inc., c/o EquiServe Trust Company, N.A., P.O. Box 8226, Edison, New Jersey 08818-9081.

You can vote by phone or via the Internet anytime prior to May 29, 2002. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.